Exhibit 99.1

[Kinder Morgan, Inc. Logo]

Larry Pierce Media Relations (713) 369-9407	Mindy Mills Investor Relations (713) 369-9490 www.kindermorgan.com

KINDER MORGAN, INC. REPORTS RECORD EARNINGS

INCREASES DIVIDEND BY 24%

     HOUSTON, Jan. 18, 2005 - Kinder Morgan, Inc. (NYSE: KMI) today reported record annual earnings in 2004 and a 24 percent increase in its quarterly dividend to $0.70 per common share ($2.80 annualized).
     Diluted earnings per share from continuing operations in 2004 before certain items were $3.81, up 14 percent from $3.33 per share in 2003. Comparable earnings per share for the fourth quarter were $1.03, up 16 percent from $0.89 per share in the fourth quarter of 2003. Results for 2004 included favorable income tax adjustments and several small loss items, including the impairment of certain power assets as shown in the following table.

	4Q '04	4Q '03	2004	2003
Diluted EPS From Cont. Ops. Before Certain Items	$1.03	$0.89	$3.81	$3.33
Income Tax Adjustments	0.55	--	0.52	--
Impairment of Power Investments, Net	(0.07)	(0.24)	(0.07)	(0.24)
Loss on Early Extinguishment of Debt	(0.02)	--	(0.02)	--
Other	(0.01)	--	(0.01)	(0.01)
Diluted EPS From Continuing Operations	$1.48	$0.65	$4.23	$3.08

     Income from continuing operations for 2004 was $528.5 million, or $4.23 per diluted share, compared to $381.7 million, or $3.08 per share in 2003. For the fourth quarter, income from continuing operations was $185.1 million, or $1.48 per diluted share, compared to $80.8 million, or $0.65 per share, for the same period in 2003.

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KMI-2004 Earnings	Page 2

     Chairman, CEO and President Richard D. Kinder said KMI's fee-based businesses and its ownership of the general partner of Kinder Morgan Energy Partners, L.P. (NYSE: KMP) combined to produce excellent financial results in 2004. "We significantly exceeded our published annual budget for recurring earnings per share of $3.71 and generated approximately $612 million in cash flow, ahead of our full-year forecast of approximately $580 million." (Cash flow is defined as pre-tax income before DD&A, less cash paid for income taxes and sustaining capital expenditures.)
     "KMI's significant cash flow enabled us to substantially increase our dividend, while at the same time repurchase stock, retire debt and fund expansion projects," Kinder explained. "In 2004, KMI and KMP combined invested approximately $650 million in capital expansion projects and made acquisitions totaling approximately $325 million, excluding the TransColorado transaction."
     The increased quarterly dividend of $0.70 per common share ($2.80 annualized) - up from $0.5625 per share ($2.25 annualized) - will be payable on Feb. 14, 2005, to shareholders of record as of Jan. 31, 2005.
     The ratio of total debt-to-capital at KMI improved to less than 38 percent at year-end 2004 from nearly 43 percent at the close of 2003. Without the impact of the sale of TransColorado, debt-to-capital would have been about 39 percent. In 2004, excluding the sale of TransColorado, net debt declined by $205 million - more than double KMI's published annual budget target of $100 million - and KMI repurchased $60 million of its shares, consistent with its budget. In addition, as of year-end 2004, KMI had used $43 million of the $211 million total cash proceeds from the sale of TransColorado to repurchase its shares. "In total, we expect to use about $50 million of the proceeds from the sale to reduce debt and $161 million to repurchase KMI shares, which will be completed in 2005," Kinder said. Since inception of KMI's common stock repurchase program in August 2001 through the end of 2004, KMI has used cash to repurchase approximately $555 million of its own shares. During the fourth quarter of 2004, KMI's board of directors increased the share repurchase program to $750 million.

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KMI-2004 Earnings	Page 3

Overview of Business Segments

     KMI's investments in KMP contributed almost $477 million of pre-tax earnings to KMI in 2004, up 20 percent from $398.3 million in 2003 and exceeding KMI's published annual budget of 16 percent growth. For the fourth quarter, KMI's investments in KMP contributed $129.8 million of pre-tax earnings to KMI compared to $105.5 million in the same period last year. KMI will receive $501.8 million in total distributions from its investment in KMP for 2004, compared to $421.4 million in 2003; and will receive $135.7 million for the fourth quarter, compared to $111.6 million for the fourth quarter a year ago.
      "KMP had another outstanding year in 2004 and its cash flow continued to increase due to both strong internal growth and contributions from acquisitions," Kinder said. As KMP's distributions grow, KMI's general partner share of those distributions grows as well, up to 50 percent of incremental distributions.
     Natural Gas Pipeline Company of America (NGPL) reported 2004 segment earnings of $392.8 million, almost a 6 percent increase from $372 million in 2003, and ahead of its published annual budget of 3 percent growth. Fourth quarter segment earnings increased by nearly 3 percent to $97.9 million compared to the fourth quarter of 2003. Results were driven by an increase in margins on transportation and storage revenues. "NGPL had another terrific year, successfully re-contracting firm transportation and storage capacity and increasing throughput," Kinder said. "NGPL's firm, long-haul transportation capacity is sold out through March 2005 and almost 90 percent contracted for the remainder of the year. Storage is fully contracted until April 2006." Throughput volumes were up about 3 percent for the year and 4 percent for the quarter. The level of throughput has only a modest impact on earnings, however, because the vast majority of transportation and storage revenues come from contractually secured demand charges that customers pay regardless of the amount of natural gas they ship through the pipeline.

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KMI-2004 Earnings	Page 4

     NGPL continues to invest in infrastructure and is moving forward by investing $56 million in two new projects that have been filed with the FERC to: 1) increase its storage capacity by 10 billion cubic feet at the Sayre Field in Beckham County, Okla.; and 2) expand mainline cross-haul service by 51,000 dekatherms per day in Oklahoma and Texas.  Both projects are expected to be in service in the spring of 2006.
     TransColorado, which was sold to KMP effective Nov. 1, 2004, reported segment earnings of $20.3 million for the year and $2.1 million for the fourth quarter. Segment earnings were down in comparison to 2003 for both the year and the quarter due to the sale. KMI will continue to participate in TransColorado's future performance through KMI's ownership of the general partner of KMP.
     Retail reported 2004 segment earnings of $69.3 million, up 6 percent from $65.5 million in 2003, and ahead of its published annual budget target of 5 percent growth. Fourth quarter segment earnings were up 24 percent to $25.8 million compared to the same period the previous year. Annual growth was primarily attributable to strong meter growth in Colorado. Segment earnings in the fourth quarter also received a boost from agricultural grain drying in Nebraska. Annual volumes were down about 3 percent, mostly due to lower overall agricultural usage, but were relatively flat in the fourth quarter.
     Power generated 2004 segment earnings of $15.3 million, down from $22.1 million for 2003, but ahead of its published annual budget target of $13.5 million. Segment earnings in 2004 do not include any plant development fees, while more than $6 million in development fees related to the Jackson, Mich., plant were included in segment earnings in 2003.
     As noted, the impairment of certain power assets amounted to a net loss of $0.07 per diluted share. This includes a reduction in the carrying value of KMI's interest in a Greeley, Colo., natural gas-fired power plant. In addition, the company reduced the carrying value on certain turbine and boiler assets currently held for sale. These charges were partially offset by gains from the sale of surplus turbines and boilers, recognition of

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KMI-2004 Earnings	Page 5

the final cost savings on construction of the Jackson, Mich., power plant and favorable litigation settlements.
     KMI also recognized certain favorable income tax adjustments. KMI's estimate of its current and projected overall effective income tax rate has declined, principally as a result of the expected impact of state income taxes. The application of the new estimated effective tax rate to KMI's deferred tax balance was principally responsible for these adjustments, which totaled $0.52 per diluted share for the year.

Outlook

     KMI expects earnings of approximately $4.22 per share in 2005, an increase over the prior estimate of $4.20 that was announced in December, which represents 11 percent growth over 2004 earnings per share of $3.81. These expectations include contributions from assets currently owned by Kinder Morgan and do not include any benefits from acquisitions. Additionally, KMI expects cash flow in 2005 of approximately $620 million.
     "In 2005 and beyond, we plan to remain focused on owning and operating predominantly fee-based, mid-stream energy assets in strategic markets that are integral to helping meet the growing demand for energy products across America," Kinder said.
     The company will detail its 2005 financial plan at its annual investor conference in Houston on Tuesday, Jan. 25, and, as in previous years, will post its budget on its web site so that investors may follow Kinder Morgan's progress throughout the year. "We remain committed to transparency, and we will continue to review and explain any variances to our budget during our quarterly earnings calls," Kinder said.
     Kinder Morgan, Inc. is one of the largest energy transportation and storage companies in America, operating more than 35,000 miles of natural gas and products pipelines and approximately 135 terminals. Kinder Morgan, Inc. owns the general partner interest of Kinder Morgan Energy Partners, L.P., one of the largest publicly traded pipeline limited partnerships in the United States in terms of market capitalization.

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KMI-2004 Earnings	Page 6

Combined, the two companies have an enterprise value of approximately $25 billion. (Enterprise value is market value of the equity securities plus net debt, excluding interest rate swaps.)

Please join us at 4:30 p.m. Eastern Time on Tuesday, Jan. 18, at www.kindermorgan.com for a LIVE webcast conference call on the company's fourth quarter and 2004 earnings.

     In this release, we present a measure of cash flow that differs from cash flow measures prepared under Generally Accepted Accounting Principles (GAAP). In this release, we have defined cash flow to be pre-tax income before depletion, depreciation and amortization (DD&A), less cash paid for income taxes and less sustaining capital expenditures. In each case, the amounts included in the calculation of these measures are computed in accordance with GAAP, with the exception of sustaining capital expenditures, which is not a defined term under GAAP. Sustaining capital expenditures are defined as capital expenditures (determined in accordance with GAAP) which do not increase the capacity of an asset. We routinely calculate and communicate this measure to investors. We believe that continuing to provide this information results in consistency in our financial reporting. In addition, we believe that this measure is useful to investors because it provides investors with a quick, simple and reasonable estimate of our cash flow available for expansion projects, debt repayment, dividends and share repurchases.

     We believe the most directly comparable cash flow measure computed under GAAP is "cash flow provided by operating activities." This GAAP measure differs from the cash flow measure used in this release in that (1) it is not reduced for sustaining capital expenditures,(2) it is not adjusted for cash expected to be paid for income taxes in 2005, and (3) it is affected by a number of items that are not taken into account in the cash flow measure used in this release, including (i) adjustments for equity in earnings, (ii) distributions from equity investments, (iii) minority interests in income of consolidated subsidiaries, (iv) deferred purchased gas costs, (v) changes in gas in underground storage, (vi) changes in other working capital items, (vii) net gains or losses on sales of facilities, (viii) proceeds from termination of interest rate swaps, (ix) impairment of Power investments, (x) loss on early extinguishment of debt, (xi) pension contributions in excess of expense, and (xii) other, net. We have attached a reconciliation of cash flow to preliminary cash provided from operations for actual results. Cash flow should be considered in conjunction with cash provided from operations, as defined by GAAP.

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KMI-2004 Earnings	Page 7

     This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan's Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.

# # #

KINDER MORGAN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Operating Revenues:
Natural Gas Transportation and Storage	$ 189,082	$ 180,362	$ 731,289	$ 689,566
Natural Gas Sales	104,673	87,241	336,550	351,349
Other	32,083	12,578	97,094	56,982
Total Operating Revenues	325,838	280,181	1,164,933	1,097,897

Operating Costs and Expenses:
Gas Purchases and Other Costs of Sales	108,062	88,939	349,564	354,261
Operations and Maintenance	41,578	30,984	158,356	123,188
General and Administrative	17,340	17,786	77,841	71,741
Depreciation and Amortization	29,605	29,631	118,742	117,528
Taxes, Other Than Income Taxes	5,190	7,868	28,975	30,573
Impairment of Power Investments	33,527	44,513	33,527	44,513
Total Operating Costs and Expenses	235,302	219,721	767,005	741,804

Operating Income	90,536	60,460	397,928	356,093

Other Income and (Expenses):
Equity in Earnings of Kinder Morgan Energy Partners	152,530	123,081	558,078	464,967
Equity in Earnings (Losses) of Other Equity Investments	1,685	(809)	10,152	7,451
Interest Expense, Net	(34,434)	(33,549)	(133,219)	(139,588)
Interest Expense - Deferrable Interest Debentures [1]	(5,478)	-	(21,912)	-
Interest Expense - Capital Trust Securities [1]	-	(5,478)	-	(10,956)
Minority Interests [1]	(10,909)	(10,913)	(56,420)	(52,493)
Other, Net	(2,663)	690	614	830
Total Other Income and (Expenses)	100,731	73,022	357,293	270,211

Income From Continuing Operations Before Income Taxes	191,267	133,482	755,221	626,304
Income Taxes	6,125	52,672	226,717	244,600
Income From Continuing Operations	185,142	80,810	528,504	381,704
Loss on Disposal of Discontinued Operations, Net of Tax	(6,424)	-	(6,424)	-
Net Income	$ 178,718	$ 80,810	$ 522,080	$ 381,704
	=========	=========	==========	==========

Basic Earnings (Loss) Per Common Share:
Income From Continuing Operations	$ 1.49	$ 0.66	$ 4.27	$ 3.11
Loss on Disposal of Discontinued Operations	(0.05)	-	(0.05)	-
Total Basic Earnings Per Common Share	$ 1.44	$ 0.66	$ 4.22	$ 3.11
	=========	=========	==========	==========

Number of Shares Used in Computing Basic
Earnings Per Common Share	123,844	123,196	123,778	122,605
	=========	=========	==========	==========

Diluted Earnings (Loss) Per Common Share:
Income From Continuing Operations	$ 1.48	$ 0.65	$ 4.23	$ 3.08
Loss on Disposal of Discontinued Operations	(0.05)	-	(0.05)	-
Total Diluted Earnings Per Common Share	$ 1.43	$ 0.65	$ 4.18	$ 3.08
	=========	=========	==========	==========
Number of Shares Used in Computing Diluted Earnings Per Common Share	125,021	124,365	124,938	123,824
	=========	=========	==========	==========
Dividends Per Common Share	$ 0.5625	$ 0.4000	$ 2.2500	$ 1.1000
	=========	=========	==========	==========

[1]

The expense associated with our capital trust securities was included in "Minority Interests" prior to the third quarter of 2003 ($10,956 for the twelve months ended December 31, 2003). Due to our adoption of a recently issued accounting standard, the expense associated with these securities was included in "Interest Expense - Capital Trust Securities" beginning with the third quarter of 2003. Due to our adoption of another recently issued accounting standard, our capital trust securities are no longer consolidated, effective December 31, 2003. The associated expense is included in "Interest Expense - Deferrable Interest Debentures" for the three months and twelve months ended December 31, 2004.

KINDER MORGAN, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003

Equity in Earnings of Kinder Morgan Energy Partners	$ 152,530	$ 123,081	$ 558,078	$ 464,967
Segment Earnings: [1]
NGPL	97,858	95,401	392,806	372,017
TransColorado [2]	2,116	5,636	20,255	23,112
Retail	25,773	20,730	69,264	65,482
Power	3,511	3,065	15,255	22,076
	281,788	247,913	1,055,658	947,654
General and Administrative Expenses	(17,340)	(17,786)	(77,841)	(71,741)
Interest Expense, Net	(34,434)	(33,549)	(133,219)	(139,588)
Interest Expense - Deferrable Interest Debentures [3]	(5,478)	-	(21,912)	-
Interest Expense - Capital Trust Securities [3]	-	(5,478)	-	(10,956)
Other [3]	(12,764)	(10,222)	(46,960)	(50,297)
Income From Continuing Operations
Before Income Taxes and Certain Items	211,772	180,878	775,726	675,072
Income Taxes, Excluding Certain Items	82,946	70,682	299,945	263,131
Income From Continuing Operations
Before Certain Items	128,826	110,196	475,781	411,941
Certain Items, Net of Tax	56,316	(29,386)	52,723	(30,237)
Income From Continuing Operations	$ 185,142	$ 80,810	$ 528,504	$ 381,704
	=========	=========	==========	=========

Diluted Earnings Per Share From Continuing Operations Before Certain Items	$ 1.03	$ 0.89	$ 3.81	$ 3.33
Income Tax Adjustments	0.55	-	0.52	-
Impairment of Power Investments, Net [4]	(0.07)	(0.24)	(0.07)	(0.24)
Loss on Early Extinguishment of Debt	(0.02)	-	(0.02)	-
Other	(0.01)	-	(0.01)	(0.01)
Diluted Earnings Per Share From Continuing Operations	$ 1.48	$ 0.65	$ 4.23	$ 3.08
	=========	=========	==========	=========

Earnings Attributable to Investments in KMP

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
General Partner Interest, Including
Minority Interest in the OLPs	$ 109,573	$ 88,774	$ 403,535	$ 333,675
Limited Partner Units (KMP)	11,381	9,296	41,061	36,516
Limited Partner i-units (KMR)	31,576	25,011	113,482	94,776
	152,530	123,081	558,078	464,967
Pre-tax Minority Interest in KMR [5]	(22,683)	(17,564)	(81,082)	(66,642)
Pre-tax KMI Earnings from Investments in KMP	$ 129,847	$ 105,517	$ 476,996	$ 398,325
	=========	=========	=========	=========

Additional Information

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
	(Units and Shares in Millions)
Average KMP Units Owned by KMI	19.3	18.2	18.5	18.3
KMP Earnings per Unit	$ 0.59	$ 0.51	$ 2.22	$ 2.00
Average KMR Shares Owned by KMI	15.1	14.6	14.6	14.1
Average Total KMR Shares Outstanding	53.2	48.6	51.2	47.4

Volume Highlights

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Systems Throughput (Trillion Btus):
NGPL [6]	415.9	399.1	1,539.6	1,498.6
Retail [7]	14.2	14.4	46.4	48.0

Btus = British thermal units
[1]	Operating income before corporate costs plus gains and losses on incidental sales of assets plus earnings from equity method investments.
[2]	Our investment in TransColorado Gas Transmission Company was contributed to Kinder Morgan Energy Partners, effective November 1, 2004.
[3]

Beginning with the third quarter of 2003, payments associated with our capital trust securities are included with interest expense. Prior to the third quarter of 2003, such payments are included as minority interest within the "Other" caption.

[4]

In addition to the charge for impairment of Power investments, the amounts for the three months and twelve months ended December 31, 2004, include pre-tax income of $18,517 reported in the caption "Other" under the heading "Operating Revenues" in the accompanying Consolidated Statements of Income. In addition to the charge for impairment of Power investments, the amounts for the three months and twelve months ended December 31, 2003, include pre-tax charges of $2,882 reported in the caption "Equity in Earnings (Losses) of Other Equity Investments" in the accompanying Consolidated Statements of Income.

[5]

Minority interest, net of tax (as reported in the Consolidated Statements of Income), was$13,537 and $10,890 for the three months ended December 31, 2004 and 2003, respectively, and $50,271 and $41,318 for the twelve months ended December 31, 2004 and 2003, respectively.

[6]	Excludes transport for Kinder Morgan Texas and Kinder Morgan Tejas intrastate pipelines.
[7]	Excludes transport volumes of intrastate pipelines.

KINDER MORGAN, INC. AND SUBSIDIARIES
PRELIMINARY SUMMARIZED BALANCE SHEET INFORMATION (UNAUDITED)
(DOLLARS IN MILLIONS)

	December 31,	December 31,
	2004	2003
Assets:
Cash and Cash Equivalents	$ 177	$ 11
Other Current Assets	262	265
Investments	3,347	3,288
Property, Plant and Equipment, Net	5,852	6,084
Other Assets	396	389
Total Assets	$ 10,034	$ 10,037
	=========	=========

Liabilities and Stockholders' Equity:
Notes Payable and Current Maturities of Long-term Debt	$ 505	$ 133
Other Current Liabilities	333	344
Other Liabilities and Deferred Credits	2,648	2,675
Long-term Debt:
Outstanding Notes and Debentures	2,258	2,837
Deferrable Interest Debentures Issued to Subsidiary Trusts	284	284
Value of Interest Rate Swaps	88	88
	2,630	3,209
Minority Interests in Equity of Subsidiaries	1,053	1,010
Stockholders' Equity:
Accumulated Other Comprehensive Loss	(55)	(26)
Other Stockholders' Equity	2,920	2,692
Total Stockholders' Equity	2,865	2,666
Total Liabilities and Stockholders' Equity	$ 10,034	$ 10,037
	=========	=========

Total Debt [1]	$ 2,586	$ 2,959
	=========	=========
Total Capital [2]	$ 6,843	$ 6,945
	=========	=========
Ratio of Total Debt to Total Capital	37.8%	42.6%
	=========	=========
[1]	Notes payable and current maturities of long-term debt plus outstanding notes and debentures, less cash and cash equivalents.
[2]	Total debt plus deferrable interest debentures issued to subsidiary trusts plus minority interests in equity of subsidiaries plus stockholders' equity less accumulated other comprehensive loss.

KINDER MORGAN, INC. AND SUBSIDIARIES
RECONCILIATION OF PRELIMINARY CASH FLOW (UNAUDITED)
(DOLLARS IN MILLIONS)

	Twelve Months Ended December 31,
	2004		2003
Simplified Calculation of Cash Flow Per Press Release
Income From Continuing Operations Before Income Taxes and Certain Items	$ 775.7		$ 675.1
Add: Depreciation and Amortization	118.7		117.5
Less: Sustaining Capital Expenditures	(82.2)		(83.5)
Less: Cash Paid for Income Taxes	(200.0)	[1]	(151.1)
Simplified Calculation of Cash Flow Per Press Release	$ 612.2		$ 558.0
	=========		=========

Reconciliation of Simplified Calculation to Preliminary Statement of Cash Flow
Simplified Calculation of Cash Flow Per Press Release	$ 612.2		$ 558.0
Add Back: Sustaining Capital Expenditures	82.2		83.5
Subtotal	694.4		641.5
Other Adjustments [2]	(44.1)		(38.3)
Net Cash Flows Provided by Continuing Operations	$ 650.3	[3]	$ 603.2
	=========		=========
[1]	$144.1 million paid in 2004 - the remaining $55.9 million is expected to be paid in 2005.
[2]

Adjustments for equity in earnings, distributions from equity investments, minority interests in income of consolidated subsidiaries, impairment of Power investments, deferred purchased gas costs, loss on early extinguishment of debt, changes in gas in underground storage, changes in other working capital items, net gains or losses on sales of facilities, pension contributions in excess of expense, proceeds from termination of interest rate swaps, other, net and taxes expected to be paid in 2005.

[3]	Preliminary estimate. Final statement of cash flows will be provided on Form 10-K.